Exhibit 4.12
THIRD AMENDMENT TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
FOR EMPLOYEES OF PUERTO RICO
(As Amended and Restated January 1, 2020)

Background Information

A.    Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”) for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates.

B.    Section 11.02 of the Plan provides that the Plan may be amended at any time through a written resolution adopted or approved by the Financial Benefit Plans Committee (“FBPC”) with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of $5 million or less.

C.    The FBPC has concluded that the amendment set forth below, when aggregated with any other amendments set to be approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of less than $5 million.

D.    The FBPC desires to amend the Plan to permit Special Disaster Distributions in accordance with Section 1081.01(b)(1)(D) of the Internal Revenue Code for a New Puerto Rico (“Code”), to provide certain relief to eligible Plan participants and beneficiaries affected by a Declared Disaster, as defined in Code Section 1031.01(b)(16)(C), including the January 2020 earthquakes that struck Puerto Rico (“Earthquakes”) and the emergency resulting from the 2020 coronavirus pandemic (“COVID-19 Emergency”). Special Disaster Distributions resulting from the Earthquakes and the COVID-19 will be permitted from the Plan in accordance with guidance issued by the Puerto Rico Treasury Department under Internal Revenue Circular Letter No. 20-09 of February 19, 2020, as amended by Internal Revenue Circular Letter No. 20-23 of March 29, 2020, and Internal Revenue Circular Letter No. 20-24 of April 17, 2020.

Amendment of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico

The Plan is hereby amended as set forth below, effective as of the date indicated.

1.     Effective as of March 19, 2020, a new Section 5.19 will be added to the Plan, which shall read, in its entirety, as follows:

“Section 5.19.    SPECIAL DISASTER DISTRIBUTIONS – LUMP-SUM PAYMENTS. Effective as of March 19, 2020 (or, with respect to the COVID-19 pandemic, April 24, 2020), an eligible Participant, Beneficiary or alternate payee may request, in the manner specified by the Plan Administrator, that all or a portion of a total distribution (lump-sum payment) from the Plan be treated as a “Special Disaster Distribution” to cover damages, losses and/or extraordinary expenses resulting from a Declared Disaster, as defined in Code Section 1031.01(b)(16)(C), in accordance with all the conditions, limitations and requirements established by Code Section 1081.01(b)(1)(D), as described in guidance issued by the Puerto Rico Treasury Department, and the rules and procedures adopted by the Plan Administrator.”

2.    Effective as of March 19, 2020, a new Section 6.07 will be added to the Plan, which shall read, in its entirety, as follows:

“Section 6.07.    SPECIAL DISASTER DISTRIBUTIONS – IN-SERVICE WITHDRAWALS. Effective as of March 19, 2020 (or, with respect to the COVID-19 pandemic, April 24, 2020), an eligible Participant may apply, in the manner prescribed by the Plan Administrator, for a withdrawal of all or a portion of the vested amounts credited to his Account (other than Prior After-Tax Contributions and Qualified Non-elective Contributions, if any) to cover damages, losses, and/or extraordinary expenses resulting from a Declared Disaster, as defined in Code Section 1031.01(b)(16)(C), in accordance with all the conditions, limitations and requirements for “Special Disaster Distributions” established by Code Section 1081.01(b)(1)(D), as described in guidance issued by the Puerto Rico Treasury Department, and the rules and procedures adopted by the Plan Administrator.”

3.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
FINANCIAL BENEFIT PLANS COMMITTEE

By: /s/ Kendell F. Sherrer

Its: VP, Benefits

Date: June 18, 2020